SEPARATION AGREEMENT

             THIS SEPARATION AGREEMENT ("Agreement") is dated for reference purposes and entered into as of November 14, 2008, by PACIFIC COAST NATIONAL BANK, a national banking association ("Employer"), and STANLEY M. CRUISE ("Executive"), with reference to the following Recitals:

1.           RECITALS.

1.1         Pursuant to that certain Employment Agreement dated as of June 1, 2007, between Executive and Employer ("Employment Agreement"), Executive was employed by Employer and currently holds the position of "Chief Credit Officer"

1.2         Employer and Executive have agreed that, effective as of November 14, 2008 ("Separation Date"), Executives employment with Employer as Chief Credit Officer will terminate.

1.3         On the Separation Date, Employer will pay Executive all accrued salary and vacation time payable under the Employment Agreement as of the Separation Date.

1.4         To the extent provided by federal COBRA law or, if applicable, state insurance laws, and the Employer's own current health insurance policies, Employee may be eligible to continue group health insurance coverage at Employee's own expense after the Separation Date. Conversion to an individual policy through the provider of the Employer's health insurance may be available at a later time. Separate COBRA Notice and Election form will be provided separately.

1.5         Employer is willing to pay Executive an additional sum of Twenty-Five Thousand Dollars ($25,000.00) in consideration of Executive executing a full release of any and all claims that Executive has against Employer.

             NOW, THEREFORE, IN VIEW OF THE FOREGOING, IN CONSIDERATION FOR THE SETTLEMENT OF CLAIMS AND THE RELEASE CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE ACKNOWLEDGED, EXECUTIVE AND EMPLOYER AGREE AS FOLLOWS:

2.         TERMINATION

2.1         Termination of Employment and Employment Agreement.         Effective as of the Separation Date, Executive's employment by Employer as its Chief Credit Officer shall automatically terminate. Concurrently with the termination of Executives employment as Chief Credit Officer, but subject to Section 2.2 below, the Employment Agreement and all of the rights and obligations of Executive and Employer thereunder shall terminate. Executive acknowledges and agrees that, for purposes of Subsection 3(h) and Section 4, respectively, of the Employment Agreement, the termination of Executive's employment with Employer shall be considered a discharge of Executive for cause entitling Employer to discharge Executive and terminate the Employment Agreement without any further obligations of Employer under the Employment Agreement or otherwise.

2.2         Survival of Sections of the Employment Agreement.         Notwithstanding anything contained in this Agreement to the contrary, the following sections of the Employment Agreement shall survive the termination of the Employment Agreement: (i) Section 5 ("Non-Disclosure and Confidentiality"); (ii) Section 6 ("Return of Bank Property"); (iii) Section 7 ("Non-Solicitation of Customers/Client"); and (iv) Section 8 ("Non-Solicitation of Employees"); respectively. Executive acknowledges and agrees that Executive shall be bound by the Sections of the Employment Agreement identified in the preceding sentence, in accordance with their respective terms, after the Separation Date and termination of the Employment Agreement.

2.3         Vesting of Stock Options.         Employer and Executive agree that as of the Separation Date, Executive shall be fully vested in Thirty-Three and One-Third Percent (33.33%) of the 12,500 stock options granted to Executive pursuant to Subsection 3(e) of the Employment Agreement. The remaining stock options in which Executive will not be fully vested as of the Separation Date shall automatically expire upon termination of Executive's employment with Employer. Executive acknowledges and agrees that the stock options in which Executive is fully vested must be exercised within three (3) months after the Separation Date and that such stock options will expire that the date that is 90 calendar days after the Separation Date.

2.4         Termination of Compensation and Benefits.         Executive acknowledges and agrees that, except as otherwise provided in this Agreement, as of the Separation Date Executive shall have no right to the compensation and benefits described in Section 3 of the Employment Agreement, including, without

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limitation, Base Salary, Annual Cash Incentive Compensation, Participation in Employee Benefit Programs, Executive Vacation Allocation, Stock Options, Vehicle Allowance, and Reimbursement of Expenses.

2.5         Reimbursable Expenses at Termination.         Within five (5) calendar days after the Separation Date, Executive shall submit evidence of all reasonable expenses incurred by him in performing his obligations under the Employment Agreement for which Executive seeks reimbursement from Employer. Employer will have no obligation to pay any reimbursement claim submitted by Executive after such five-day period and any reimbursement claim submitted by Executive after such five-day period may be paid by Employer in its sole and absolute discretion.

2.6         Return of Employer Property.         On the Separation Date, Executive shall return to Employer all Employer documents (and all copies thereof) and other Employer property which was in Executive's possession or control at any time, including but not limited to Employer files, notes, drawings, records, business plans and forecasts, financial information, computer-recorded information, tangible property (including but not limited to computers), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Employer (and all copies thereof).

3.         SETTLEMENT OF CLAIM.

3.1 Settlement Amount. In full and complete settlement of any claims against Employer that Executive has, may have or may claim in the future, Employer will pay to Executive the total gross amount of Twenty-Five Thousand Dollars ($25,000.00) ("Settlement Amount").

3.2         Payment of Settlement Amount.         In accordance with the federal Older Workers Benefit Protection Act, which amends the Age Discrimination in Employment Act of 1967 (the "ADEA"), Employer shall pay the Settlement Amount to Executive at such time that a period of at least seven (7) calendar days has elapsed from the date on which Executive has executed and delivered this Agreement to Employer. In its sole and absolute discretion, employer may deduct from the Settlement Amount all amounts required to be withheld under state and federal laws.

4.         RELEASE BY EXECUTIVE.

Executive, for and on behalf of Executive, Executive's heirs, executors, administrators, successors, assigns, Executive's attorneys, and agents of each of the foregoing, and the respective predecessors, successors, assigns, heirs, executors, and administrators of each of the foregoing (collectively, "Executive Releasing Parties") do hereby covenant not to sue and fully and forever remise, release, discharge, and acquit Employer, its employees, present and former affiliates, parent and subsidiary corporations, companies and divisions, the respective present and former directors, stockholders, officers, employees, attorneys, and agents of each of the foregoing, and the respective predecessors, successors, and assigns of each of the foregoing (collectively, "Employer Parties") of, from, and against any and all claims, wages, covenants, suits, actions, demands, obligations, liabilities, indebtedness, accounts, judgments, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action of every type, nature and kind or description, debts, amounts of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses, and expenses, of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, committed or omitted prior to this Agreement, each as though fully set forth herein at length that in any way arise out of, are connected with, or relate to (i) Executive's employment by Employer; (ii) the rights and obligations of the parties to the Employment Agreement; (iii) the termination of Executive's employment with Employer; (iii) Employer's violation, if any, of any law, statute or regulation pertaining to Executive's employment including, but not limited to, Title VII of the Civil Rights Act of 1964, the federal Fair Labor Standards Act, Age Discrimination in Employment Act, Americans With Disabilities Act, California Labor Code, any California Wage Orders, California Fair Employment and Housing Act, any regulations under the foregoing, and any and all subsequent amendments to any of the foregoing; (iv) Employer's breach of contract or other violation of rules pertaining to Executive's employment including, but not limited to, severance pay, sick leave, holiday pay, vacation pay, life insurance, group medical insurance or any other fringe benefit of the Employer or workers' compensation or disability claims; and (v) any other claim, loss, damages or injury, known or unknown, suspected or unsuspected, liquidated or unliquidated, which arises from any conduct of the Employer during the time of employment of Executive irrespective of the nature of the conduct (collectively "Released Claim(s)").

5.         CONFIDENTIALITY AND NONDISPARAGEMENT.

5.1 Confidentiality. Executive agrees that the terms and conditions of this Agreement shall remain confidential as between the parties, and Executive shall not disclose them to any other person except to Executive's attorneys, or as required by law. Without limiting the generality of the foregoing, Executive will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity
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concerning, or in any way relating to, the execution of this Agreement or the events (including negotiations) which led to its execution. Without limiting the generality of the foregoing, Executive specifically agrees not to disclose information regarding this Agreement to any current or former employee of Employer, except appropriate officers, directors or managers in Employer's organization. The Executive and Employer hereby agree that the sections of this Agreement are severable and that disclosure by Executive of any of the terms and conditions of the Agreement in violation of the foregoing shall constitute a breach of this section of the Agreement and shall not constitute a breach of the entire Agreement which shall survive and be enforceable by its terms. The exclusive remedy for a breach of this section of the Agreement shall be civil damages arising from the aforesaid breach.

5.2         Nondisparagement.         Executive agrees not to disparage Employer, and Employer's officers, directors, employees, shareholders, attorneys and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employer and Executive will respond accurately and fully to any question, inquiry or request for information when required by law or legal process.

6.         DENIAL OF ANY VIOLATION.

6.1 No Admission by Employer. The acceptance of this Agreement by Employer shall not be deemed or construed as an admission of liability by Employer or any other Employer Releasing Party, and Executive hereby acknowledges that Employer and its employees expressly deny liability of any nature whatsoever arising from or related to the subject of this Agreement. Accordingly, this Agreement resolves all issues between Employer and Executive relating to any claims Executive may have regarding the termination of Executive.

6.2         Agreement Not Admissible.         Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Employer of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement or any provision contained herein. Such introduction shall be pursuant to an order protecting its confidentiality.

7.         WAIVER.

7.1 In connection with the releases contained in Section 3, Executive, for Executive and for other Executive Releasing Parties, hereby agrees, represents, and warrants that the Released Claim(s) in this Agreement are not limited to matters that are known or disclosed, and Executive, for Executive and for other Executive Releasing Parties, hereby waives any and all rights and benefits that Executive now has, or in the future may have conferred upon Executive, by virtue of any provisions of law (including, but not limited to, the provisions of California Civil Code Section 1542, set forth below) stating that a general release does not extend to claims that a releasing party does not know or suspect to exist in its favor at the time of executing the general release, which if known by it must have materially affected its settlement with the party being released. Executive, for Executive and other Executive Releasing Parties, hereby acknowledges that Executive has been given the opportunity to consult legal counsel regarding such waiver and such waiver is made with full knowledge and understanding of its consequences and effects. Executive, for Executive and other Executive Releasing Parties, also hereby acknowledges that such waiver is made with the full knowledge and understanding that California Civil Code Section 1542 provides as follows:

"GENERAL RELEASE; EXTENT

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR."

7.2 Executive, for Executive and other Executive Releasing Parties, hereby agrees, represents and warrants that Executive realizes and acknowledges that factual matters now unknown to Executive may have given or hereafter may give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses that are presently unknown, unanticipated, and unsuspected; and Executive further agrees, represents, and warrants that this Release has been negotiated and agreed upon in light of that realization and that, nevertheless, Executive specifically and expressly intends for the release set forth above to extend to such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses that are in any way set forth in or related to the matters identified hereinabove.

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8.         EXECUTIVE'S RIGHTS UNDER THE ADEA.

8.1 Consultation With an Attorney. Executive has the right and is encouraged to consult with an attorney regarding the meaning and legal effect of the provisions of this Agreement.

8.2         Review Period.         Executive shall have not less than twenty-one (21) days from the date on which Executive receives a copy of this Agreement in which to consider the terms of this Agreement. However, Executive may waive such minimum review period by signing and delivering this Agreement to Employer in advance of the expiration of such 21-day period.

8.3         Waiver of Future Rights and Claims.         Executive's release and waivers contained in this Agreement shall not cover or relate to any Executive rights or claims that may arise or result from any transactions or relationship between Employer and Executive that occur after the date of this Agreement.

8.4         Right of Revocation.         Executive shall have the right to revoke this Agreement at any time during the seven-day period beginning on the date Executive executes this Agreement.

9.         REPRESENTATIONS AND WARRANTIES.

9.1 Representations and Warranties by Executive. Executive, for Executive and other Executive Releasing Parties, hereby represents and warrants to Employer that:
(a) Executive has carefully read this Agreement, has been given the opportunity to consult legal counsel regarding this Agreement and understands the contents and legal effect of each provision of this Agreement;

(b)         Executive has carefully read and understands the provisions of Section 7, which describes Executive's rights under the ADEA;

(c)         Executive has executed this Agreement voluntarily and without any duress or undue influence on the part of, or on behalf of, the parties hereto.

(d)         Executive has not previously assigned, encumbered, or in any manner transferred all or any portion of any Released Claim(s) covered by this Agreement; and

(e)         No representation, warranty, or promise whatsoever, express or implied, concerning the subject matter hereof and not contained herein, has been made by Employer, or any other Employer Party, to induce Executive to enter into this Agreement, and Executive has not entered into this Agreement in reliance upon any such representation, warranty, or promise.

9.2 Representations and Warranties by Employer. Employer, for itself and other Employer Parties, hereby represents and warrants to Executive that:
(a) It has carefully read this Agreement and understands the contents and legal effect of each provision of this Agreement;

(b)         It has executed this Agreement voluntarily and without any duress or undue influence on the part of, or on behalf of, the parties hereto;

(c)         It has not previously assigned, encumbered, or in any manner transferred all or any portion of any Released Claim(s) covered by this Agreement; and

(d)         No representation, warranty, or promise whatsoever, express or implied, concerning the subject matter hereof and not contained herein, has been made by Employer to induce Executive to enter into this Agreement, and Executive has not entered into this Agreement in reliance upon any such representation, warranty, or promise.

10.        MISCELLANEOUS.

10.1 No Warranty of Tax Exempt Status. Employer makes no warranty or representation as to the tax effect or treatment of any consideration paid Executive pursuant to this Agreement. Executive shall be responsible to obtain independent tax advice to determine if the monies paid hereunder constitute taxable income.

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10.2 Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter of this Agreement, supersedes and replaces all prior and contemporaneous negotiations and agreements between the parties hereto, whether written or oral. There are no other agreements, representations or warranties, written or oral, by any party hereto to any other party hereto concerning the subject matter of this Agreement. Any amendment, modification or change to this Agreement shall not be binding unless set forth in a writing duly executed by all parties to be bound or affected by such amendment, modification or change.

10.3         Jurisdiction.         This Agreement shall be deemed to be an agreement made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with such laws.

10.4         Headings.         The headings contained in this Agreement are for ease of reference only, and may not be relied upon in construing or interpreting any provision hereof.

10.5         Attorneys' Fees.         In the event that any party hereto, or any of them, shall bring any action or proceeding against another party hereto, or any of them, with respect to a Released Claim(s) covered by this Agreement, then the prevailing party or parties in such action shall be entitled to recover all reasonable costs of litigation, including reasonable attorneys' fees and costs, in such amount as may be determined by the court having jurisdiction, including matters on appeal.

10.6         Counterparts.         This Agreement may be executed in one or more counterparts or duplicate originals, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

10.7         Survival of Representations and Warranties.         The representations and warranties contained herein shall survive the termination of this Agreement.

10.8         Severability.         In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.9         Modifications.         This Agreement cannot be changed, modified or supplemented except in a writing signed by all of the parties hereto.

                  IN WITNESS WHEREOF, the undersigned has executed and delivered this Settlement and Release Agreement as of the date first set forth hereinabove.

DATE:	November 14, 2008	DATE:	November 14, 2008
EMPLOYER: PACIFIC COAST NATIONAL BANK, a national banking association		EXECUTIVE: /s/ Stanley M. Cruse STANLEY M. CRUSE
By	/s/ Michael S. Hahn
Name	Michael S. Hahn
Title	President and Chief Executive Officer
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